Exhibit 10-s-1

NON-EMPLOYEE DIRECTORS' COMPENSATION SUMMARY

Our non-employee directors receive a retainer at the rate of $100,000 per year for service on our board of directors, payable in cash (in quarterly installments of $25,000 at the beginning of each quarter). Under the 2006 Long-Term Incentives Plan, which has been approved by our shareowners (the “Plan”), each director has the option each year to determine whether to defer all or any part of the cash portion of his or her retainer by electing to receive additional restricted stock units of our common stock valued at the Fair Market Value (as defined in the Plan) on the date the cash portion of the retainer payment would otherwise be paid.
Under the Plan, each non-employee director upon election as a director is granted an award of restricted stock units of our common stock determined by dividing $200,000 by the Fair Market Value on the date of such initial appointment. In addition, each non-employee director is granted an award of restricted stock units of our common stock on an annual basis immediately after each annual meeting of our shareowners beginning with the shareowners' meeting following the first anniversary of Board service. Such award is determined by dividing $110,000 by the Fair Market Value on the date of the shareowners' annual meeting.
An Audit Committee annual fee is paid to the Audit Committee Chair at a fixed annual rate of $10,000 and the other Audit Committee members (excluding the Chair) at a fixed rate of $5,000 each to be paid in cash (quarterly in advance). An annual fee is paid to the Compensation Committee Chair at a fixed annual rate of $10,000, an annual fee is paid to the Board Nominating and Governance Committee Chair at a fixed annual rate of $5,000 and an annual fee is paid to the Technology Committee Chair at a fixed annual rate of $5,000, each to be paid in cash (quarterly in advance). Each Committee member to whom an annual fee is payable has the option each year to determine whether to defer all or any part of his or her annual fee by electing to receive additional restricted stock units of our common stock valued at the Fair Market Value on the date the cash retainer payment would otherwise be paid.